UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 24, 2026
THE E.W. SCRIPPS COMPANY
(Exact name of registrant as specified in its charter)

Ohio	0-16914	31-1223339
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

312 Walnut Street
Cincinnati,	Ohio	45202
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (513) 977-3000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SSP	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

THE E.W. SCRIPPS COMPANY

Item 2.02 Results of Operations and Financial Condition

On February 25, 2026, The E.W. Scripps Company (the "Company" or "we") released information regarding results of operations for the quarter and year-to-date period ended December 31, 2025. A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 24, 2026, The E.W. Scripps Company (the “Company” or “Scripps”) entered into a new employment agreement with Adam P. Symson, its President and Chief Executive Officer. The new agreement replaces and supersedes his previous employment agreement with the Company dated as of August 2, 2022.

Term

The employment agreement has an initial term expiring on December 31, 2029, with successive automatic annual renewals unless either party provides written notice at least 180 days prior to the expiration of the then-current term. If a change in control of Scripps occurs within two years prior to the term’s expiration, the term will automatically extend to the second anniversary of the change in control.

Compensation Levels

The employment agreement provides for: (i) an annual base salary of not less than $1,400,000; (ii) a target annual incentive opportunity of not less than 175% of base salary; and (iii) a target long-term incentive opportunity of not less than $4,700,000 for fiscal year 2026, which will be converted to restricted share units pursuant to the long-term incentive program. Mr. Symson is also entitled to reimbursement of up to $20,000 annually for financial planning services, annual dues for one business club, and the cost of an annual executive physical examination. Additionally, he will receive a one-time reimbursement of up to $50,000 for attorney’s fees incurred in negotiating the employment agreement and related documents.

One-Time Cash Award

The employment agreement provides for a one-time signing grant, effective February 24, 2026, of a performance-based cash award with a value of $10,000,000 (the “Cash Award”). Except as provided below, the Cash Award will vest based on the Company’s achievement of certain enterprise EBITDA growth targets during the performance period from January 1, 2026, through December 31, 2029. The vesting thresholds are as follows: (i) threshold goal of $125 million in EBITDA growth, corresponding to a 60% payout; (ii) target goal of $150 million, corresponding to a 100% payout; and (iii) maximum goal of $181.25 million or more, corresponding to a 150% payout. Each payout is subject to Mr. Symson’s continued employment through the end of the performance period. No amount is payable if the Company fails to achieve the threshold goal. Additionally, the payout percentage will be capped at 100%, even if the Company’s EBITDA growth exceeds $150 million by the end of the performance period, if the Company fails to achieve a rolling 30-consecutive-trading-day average stock price of at least $10.00 per Class A common share at any point during the performance period.

If the Company terminates Mr. Symson’s employment other than for cause, or if he terminates for good reason or due to death, prior to the end of the performance period, the performance period will end on the termination date. In such case, Mr. Symson will vest in a percentage of the Cash Award based on the greater of: (i) actual performance results during the truncated performance period relative to the EBITDA growth targets and stock price hurdle; or (ii) the assumed achievement of “target” level performance. If termination occurs prior to January 1, 2027, the amount payable will be pro-rated based on the portion of the performance period during which he was employed.

In the event of a “going private transaction” or “change in control” (each as defined in the award agreement), the performance period will end on the closing date of the transaction. Mr. Symson will receive a Cash Award payout of at least 100%, or between 100% and 150% if greater, based on achievement of stock price hurdles at any time during the truncated performance period ranging from $10.00 to $15.00 per Class A common share. The applicable stock price will be the greater of the transaction price or the highest rolling 30-consecutive-trading-day average stock price at any point during the performance period.

Severance Benefits

The employment agreement provides that if the Company terminates Mr. Symson’s employment other than for cause or disability (including non-renewal of the employment agreement by the Company), or if he terminates for good reason, in either case prior to a change in control of Scripps, he would be eligible to receive: (i) a lump sum cash payment equal to two times his annual base salary and target annual incentive; (ii) a pro-rated annual incentive for the year of termination based on actual performance results for the full year; (iii) an amount equal to the cost for him and his dependents to obtain COBRA coverage under the Company’s group health care plans for two years, payable in monthly installments (or until he becomes covered by another health insurance plan); (iv) reimbursement for up to $20,000 in financial planning expenses for the year of termination; and (v) accelerated vesting of outstanding equity awards (other than the special equity award granted on August 2, 2022 and the Cash Award), with performance-based awards vesting based on actual performance results for the full performance period. The same benefits apply if the termination occurs during the two-year period following a change in control, with the following modifications: (x) the pro-rated annual incentive will be based on “target” rather than actual performance; (y) the vesting of equity awards will be governed by the applicable equity plan and award agreements if they provide a greater benefit; and (z) he would also be entitled to a lump sum payment equal to the actuarial value of the additional benefits under the Company’s qualified and supplemental defined benefit plans that he would have received if his age (but not years of service) at termination were increased by two years.

If Mr. Symson provides timely written notice of his intention not to renew the employment agreement and terminates his employment upon expiration of the term, he will be entitled to receive: (i) a lump sum cash payment equal to one times his annual base salary and target annual incentive; (ii) a pro-rated annual incentive for the year of termination based on actual performance results for the full year; (iii) an amount equal to the cost for him and his dependents to obtain COBRA coverage under the Company’s group health care plans for one year, payable in monthly installments (or until he becomes covered under another health insurance plan); (iv) reimbursement for up to $20,000 in financial planning expenses for the year of termination; and (v) vesting of his outstanding equity awards as if he had satisfied the definition of “retirement” upon resignation.

If Mr. Symson’s employment terminates due to death or disability, he or his estate will be entitled to receive: (i) a lump sum cash payment equal to one year of his annual base salary; (ii) a pro-rated annual incentive for the year of termination based on actual performance results for the full year; and (iii) an amount equal to the cost for him and his dependents to obtain COBRA coverage under the Company’s group health care plans for two years, payable in monthly installments (or until he becomes covered under another health insurance plan).

Restrictive Covenants

In exchange for the benefits described above, Mr. Symson must: (i) execute a release of claims in favor of the Company; (ii) maintain the confidentiality of the Company’s trade secret information in perpetuity; and (iii) refrain from competing with the Company or soliciting its employees for 18 months following termination (or for one year following termination if he provides timely notice of non-renewal of the employment agreement).

The foregoing description of the employment agreement and Cash Award is qualified in its entirety by reference to the full text of the applicable agreements, which will be filed as exhibits in the Company’s next periodic report.

On February 25, 2026, Scripps issued a press release relating to the matters described above. A copy of the press release is filed with this Form 8-K and attached hereto as Exhibit 99.2.

Item 8.01 Other Events

Upon the acquisition by the Company of ION Media (“ION”) in 2021, we simultaneously sold 23 ION television stations to INYO Broadcast Holdings (“INYO”) to comply with ownership rules of the Federal Communications Commission (“FCC”). These divested stations became independent affiliates of ION pursuant to long-term affiliation agreements. In connection with this sale, we received call options that granted us the right to acquire the assets of some or all of these 23 INYO television stations (the “Options”).

On February 24, 2026, we notified INYO of our exercise of all of the Options. In addition to other customary closing conditions, any transaction under the Options would be subject to FCC consent and, in certain cases, waiver of FCC ownership rules. We also have the right to withdraw our exercise of any or all of the Options at any time prior to closing without any further obligation other than reimbursing INYO for expenses. Each station is subject to a separate Option, so the acquisitions of individual station assets may occur at various dates (or not occur, if closing conditions to such acquisition are not satisfied or waived or we withdraw our exercise of the Option with respect to such station).

We estimate the aggregate purchase price under all exercised Options will be approximately $54 million. However, the purchase price under the Options is based on formulas that depend on the closing date. Therefore, we cannot determine the exact purchase price as of the date of this report.

The stations subject to the exercised Options are:

INYO Stations
Albany	WYPX
Birmingham	WPXH
Boise	KTRV
Buffalo	WPXJ
Cleveland	WVPX
Cleveland	WDLI
Denver	KPXC
Detroit	WPXD
Grand Rapids	WZPX
Greensboro	WGPX
Hartford	WHPX
Honolulu	KPXO
Indianapolis	WIPX
Indianapolis	WCLJ
Kansas City	KPXE
Lexington	WUPX
Memphis	WPXX
Norfolk	WPXV
Oklahoma City	KOPX
Phoenix	KPPX
Providence	WLWC
Spokane	KGPX
West Palm Beach	WPXP

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description of Item

99.1	Earnings press release dated February 25, 2026

99.2	Press release dated February 25, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE E.W. SCRIPPS COMPANY

BY:	/s/ Daniel W. Perschke
Daniel W. Perschke
Senior Vice President, Controller
(Principal Accounting Officer)
Dated: February 26, 2026